Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-145845

August 17, 2009

HOW ABOUT A CONVENIENT WAY TO HOLD COMMODITIES?

DJP iPath® Dow Jones-UBS Commodity Index Total ReturnSM ETN Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents Barclays Bank PLC has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting www.iPathETN.com or EDGAR at www.sec.gov. Alternatively, Barclays Bank PLC will arrange for Barclays Capital Inc. to send you the prospectus if you request it by calling toll-free 1-877-76-iPATH, or you may request a copy from any other dealer participating in the offering.

www.ipathetn.com

description of the main risks see “Risk Factors” in the applicable prospectus. The Securities are riskier than ordinary unsecured debt securities and have no principal protection. The Securities are not deposit liabilities of Barclays Bank PLC and are not insured by the United States Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction. The Securities are speculative and may exhibit high volatility. Barclays Global Investors Fund Distribution Company, an affiliate of Barclays Global Investors, N.A. (“BGINA”), assists in the promotion of the Securities. Barclays Global Investors, N.A. and Barclays Capital Inc. (“BCI”) are affiliates of Barclays Bank PLC.

description of the main risks see “Risk Factors” in the applicable prospectus. The Securities are riskier than ordinary unsecured debt securities and have no principal protection. The Securities are not deposit liabilities of Barclays Bank PLC and are not insured by the United States Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction. The Securities are speculative and may exhibit high volatility. Barclays Global Investors Fund Distribution Company, an affiliate of Barclays Global Investors, N.A. (“BGINA”), assists in the promotion of the Securities. Barclays Global Investors, N.A. and Barclays Capital Inc. (“BCI”) are affiliates of Barclays Bank PLC.

iPath : DJP : Armful : TV

VENABLES BELL & PARTNERS

HOW ABOUT A CONVENIENT WAY TO HOLD COMMODITIES?

iPath : DJP :Legal, TV

VENABLES BELL & PARTNERS

DJP iPath® Dow Jones-UBS Commodity Index Total ReturnSM ETN Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents Barclays Bank PLC has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting www.iPathETN.com or EDGAR at www.sec.gov. Alternatively, Barclays Bank PLC will arrange for Barclays Capital Inc. to send you the prospectus if you request it by calling toll-free 1-877-76-iPATH, or you may request a copy from any other dealer participating in the offering.

iPath : DJP :Legal, TV

VENABLES BELL & PARTNERS

www.ipathetn.com

An investment in iPath ETNs (the “Securities”) involves risks, including possible loss of principal. For a description of the main risks see “Risk Factors” in the applicable prospectus. The Securities are riskier than ordinary unsecured debt securities and have no principal protection. The Securities are not deposit liabilities of Barclays Bank PLC and are not insured by the United States Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction. The Securities are speculative and may exhibit high volatility. Barclays Global Investors Fund Distribution Company, an affiliate of Barclays Global Investors, N.A. (“BGINA”), assists in the promotion of the Securities. Barclays Global Investors, N.A. and Barclays Capital Inc. (“BCI”) are affiliates of Barclays Bank PLC.

iPath : DJP :Legal, TV

VENABLES BELL & PARTNERS

“Dow Jones®”, “DJ®” “UBS®”, “Dow Jones-UBS Commodity IndexSM”, “DJ-UBSCISM”, “Dow Jones-UBS Commodity Index Total ReturnSM”, are service marks of Dow Jones & Company, Inc. (“Dow Jones”) and UBS AG (“UBS AG”), as the case may be, and have been licensed for use for certain purposes by Barclays Bank PLC. The Securities based on the Dow Jones–UBS Commodity Index Total ReturnSM are not sponsored, endorsed, sold or promoted by Dow Jones, UBS AG, UBS Securities LLC (“UBS Securities”), or any of their respective subsidiaries or affiliates and none of Dow Jones, UBS AG, UBS Securities, or any of their respective subsidiaries or affiliates makes any representation regarding the advisability of investing in such Securities. © 2009 BGINA. All rights reserved. iPath, iPath ETNs and the iPath logo are registered trademarks of Barclays Bank PLC. All other trademarks, servicemarks or registered trademarks are the property, and used with the permission, of their respective owners. iP-0112-0709 NOT FDIC INSURED · NO BANK GUARANTEE · MAY LOSE VALUE

iPath : DJP :Legal, TV

VENABLES BELL & PARTNERS